Exhibit (o)

HL Credit Income Private Fund LP

Consolidated Financial Statements

For the Period August 25, 2025 (commencement of operations)
through December 31, 2025

With Independent Auditors' Report

HL Credit Income Private Fund LP

Table of Contents

For the Period August 25, 2025* through December 31, 2025

*Commencement of Operations

i

KPMG LLP

Suite 4000

1735 Market Street
Philadelphia, PA 19103-7501

Independent Auditors’ Report

To the General Partner and Limited Partners

HL Credit Income Private Fund LP:

Opinion

We have audited the consolidated financial statements of HL Credit Income Private Fund LP and its subsidiaries (the Partnership), which comprise the consolidated statement of assets and liabilities, including the consolidated schedule of investments, as of December 31, 2025, and the related consolidated statements of operations, changes in partners’ capital, and cash flows for the period August 25, 2025 (commencement of operations) through December 31, 2025, and the related notes to the consolidated financial statements, and the financial highlights for the period August 25, 2025 through December 31, 2025.

In our opinion, the accompanying consolidated financial statements and financial highlights present fairly, in all material respects, the financial position of the Partnership as of December 31, 2025, and the results of its operations, changes in its partners’ capital, and its cash flows for the period August 25, 2025 through December 31, 2025, and the financial highlights for the period August 25, 2025 through December 31, 2025, in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Partnership, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and financial highlights in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements and financial highlights that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements and financial highlights, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership's ability to continue as a going concern for one year after the date that the consolidated financial statements and financial highlights are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements and financial highlights as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements and financial highlights.

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements and financial highlights, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and financial highlights.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and financial highlights.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Partnership's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Philadelphia, Pennsylvania

April 1, 2026

HL Credit Income Private Fund LP

Consolidated Schedule of Investments

December 31, 2025

Investments - 98.6%	Investment Type	Interest rate	Reference Rate	Spread	Maturity Date	Principal Amount	Cost†	Fair Value	Footnotes
Direct Credit - 77.8%
North America - 77.8%
Commercial Services and Supplies - 5.9%
PestCo, LLC.	Delayed Draw Term Loan	8.59%	1M SOFR	4.75%	8/6/2030	$838,926	$216,900	$214,262	#1,2,4,7
PestCo, LLC.	Revolving Loan	0.50%			8/6/2030	335,570	(487)	(503)	#1,2,3,7
PestCo, LLC.	Term A Loan	8.59%	1M SOFR	4.75%	8/6/2030	3,815,940	3,810,362	3,798,386	#1,4,7
Total Commercial Services and Supplies								4,012,145

Distribution Services - 0.0%
Apex Service Partners, LLC.	Third Amendment Incremental	1.00%			11/21/2031	5,000,000	(24,542)	(25,000)	#1,2,3,7

Diversified Consumer Services - 6.5%
Med Learning Group, LLC.	Fifth Amendment Delayed Draw	1.00%			12/30/2027	520,833	1,690	1,823	#1,2,3,7
Med Learning Group, LLC.	Fifth Amendment Term Loan	9.42%	3M SOFR	5.75%	12/30/2027	4,456,771	4,440,134	4,401,061	#1,4,7
Total Diversified Consumer Services								4,402,884

Healthcare Providers and Services - 22.4%
Envision Management Holding, Inc.	Delayed Draw Term Loan	9.22%	3M SOFR	5.50%	12/31/2030	849,515	647,722	646,289	#1,2,4,7
Envision Management Holding, Inc.	Initial Term Loan	9.22%	3M SOFR	5.50%	12/30/2032	4,150,485	4,088,244	4,088,228	#1,4,7
Medrina, LLC.	Second Amendment Incremental Delayed Draw Term Loan	9.70%	3M SOFR	6.00%	10/20/2029	2,947,368	500,943	479,663	#1,2,4,7
Medrina, LLC.	Second Amendment Incremental Term Loan	9.92%	1M SOFR	6.00%	10/20/2029	5,052,632	4,979,447	4,979,874	#1,4,7
KabaFusion Parent, LLC.	First Amendment Incremental Term Loan	8.42%	3M SOFR	4.75%	11/24/2031	4,975,000	4,967,590	4,958,583	#1,7
Total Healthcare Providers and Services								15,152,637

Information Technology Services - 12.0%
Innovative Systems, LLC.	Delayed Draw Term Loan	1.00%			8/20/2032	1,363,636	(2,029)	(2,045)	#1,2,3,7
Innovative Systems, LLC.	Initial Term Loan	8.42%	3M SOFR	4.75%	8/20/2032	3,181,818	3,161,259	3,151,591	#1,5,7
Innovative Systems, LLC.	Revolving Loan	1.00%			8/20/2032	454,545	(2,931)	(2,955)	#1,2,3,7
Penncomp, LLC.	Second Amendment Term Loan	8.97%	1M SOFR	5.25%	4/17/2030	5,000,000	4,963,009	4,967,500	#1,7
Total Information Technology Services								8,114,091

Pharmaceuticals - 6.7%
NS and Associates, LLC.	New Term A Loan	9.04%	1M SOFR	5.25%	8/6/2030	4,576,442	4,547,006	4,534,339	#1,4,7
NS and Associates, LLC.	Revolving Loan	0.50%			8/6/2030	412,088	(2,642)	(2,679)	#1,2,3,7
Total Pharmaceuticals								4,531,660

Professional Services - 11.5%
KAMC Holdings, Inc.	Initial Term Loan	9.10%	3M SOFR	5.25%	10/31/2031	4,554,707	4,502,328	4,490,941	#1,57
KAMC Holdings, Inc.	Revolving Credit Loan	9.10%	3M SOFR	5.25%	10/31/2031	445,293	109,514	108,270	#1,2,5,7
Harris & Co., LLC.	Delayed Draw Term B Loan	8.72%	1M SOFR	5.00%	10/31/2031	3,094,897	3,105,491	3,094,897	#1,4,7
Harris & Co., LLC.	Delayed Draw Term C Loan	1.00%			8/9/2030	1,555,244	(375)	(389)	#1,2,3,7
Harris & Co., LLC.	Revolving Loan	8.72%	1M SOFR	5.00%	10/31/2031	334,269	65,554	64,514	#1,2,4,7
Total Professional Services								7,758,233

Trading Companies and Distributors - 12.8%
Lehr Upfitters, LLC.	Delayed Draw Term Loan	0.50%			9/19/2029	483,333	(1,748)	(1,813)	#1,2,3,7
Lehr Upfitters, LLC.	Original Term Loan	8.42%	3M SOFR	4.75%	9/19/2029	4,109,916	4,080,007	4,080,325	#1,6,7
Lehr Upfitters, LLC.	Revolving Loan	8.42%	3M SOFR	4.75%	9/19/2029	500,000	54,715	54,733	#1,2,6,7
Lindstrom, LLC.	Initial Revolving Credit Loan	9.20%	1M SOFR	5.50%	12/30/2032	643,087	226,050	226,045	#1,5,7
Lindstrom, LLC.	Initial Term Loan	9.20%	1M SOFR	5.50%	12/30/2032	4,356,913	4,291,595	4,291,559	#1,5,7
Total Trading Companies and Distributors								8,650,849
Total North America								52,597,499
Total Direct Credit (Cost $52,724,806)								52,597,499

HL Credit Income Private Fund LP

Consolidated Schedule of Investments - Continued

December 31, 2025

	Acquisition	Cost†	Fair Value	Footnotes
Partnership Investments - 20.8%
North America - 20.8%
Diversified Financials - 20.8%
BSP Debt Fund IV CV, L.P.	8/26/2025	4,840,524	5,091,563	*8,9,10,11
Crescent Credit Solutions VII-A CV, L.P.	12/30/2025	-	622,647	*8,9,10,11
Great Lakes III Unitranche Portfolio	9/11/2025	3,846,779	3,681,749	*8,9,10,11
TPG Twin Brook Direct Lending Continuation Fund I, L.P	12/30/2025	4,650,000	4,653,007	*8,9,10,11
Total Diversified Financials			14,048,966
Total North America			14,048,966
Total Partnership Investments (Cost $13,337,303)			14,048,966

Total Investments (Cost $66,062,109)			66,646,465
Other assets in excess of liabilities - 1.4%			947,249
Total Net Assets - 100%			$67,593,714

^	Direct Investments are private investments directly into the equity or debt of selected operating companies. Investments do not issue shares except where listed.
†	Cost represents amortized cost.
#	The fair value of the investment was determined using significant unobservable inputs.
*	Investment is non-income producing.
1	Investments bear interest at rates that may be determined by reference to Secured Overnight Financing Rate (“SOFR”), which generally reset periodically. For each such investment, the Fund has provided the reference rate used and the spread and the current contractual interest rate in effect at December 31, 2025. The interest rate disclosed is based on the reference rate as of the last reset date which may differ from the reference rate as of December 31, 2025. As of December 31, 2025, effective rates for 1 Month SOFR and 3 Month SOFR are 3.72% and 3.67%, respectively. For companies with multiple interest rate contracts, the interest rate shown is a weighted average current interest rate in effect as of December 31, 2025. Certain investments are subject to a SOFR floor and have been provided.
2	Investment has an unfunded commitment balance. For private credit investments, unamortized capitalized fees reduce cost basis and may result in a negative cost. A negative fair value may result from the unfunded commitment being valued below par. The private credit investment may be subject to an unfunded commitment fee.
3	Unfunded commitment. Interest reflects the unfunded commitment fee rate.
4	Interest rate on funded balance is subject to a floor of 1.00%.
5	Interest rate on funded balance is subject to a floor of 0.75%.
6	Interest rate on funded balance is subject to a floor of 1.50%.
7	All or a portion of this security is held through HL CIF Holdings Direct L.P. (See Note 1).
8	All or a portion of this security is held through HL CIF Holdings L.P. (See Note 1).
9	Restricted Security. Investments generally issued in private placement transactions and as such generally restricted as to resale. Each investment may have been purchased on various dates and for different amounts. The date of the first purchase is reflected under Acquisition Date as shown in the Schedule of Investments. Total fair value of restricted investments as of December 31, 2025 was $66,646,465, or 98.6% of net assets.
10	Investment has been committed to but has not been fully funded by the Fund. Total unfunded commitments amount to $11,662,697 as of December 31, 2025.
11	Investment does not allow redemptions or withdrawals except at discretion of its general partner, manager or advisor.

See accompanying notes to consolidated financial statements

HL Credit Income Private Fund LP

Consolidated Statement of Assets and Liabilities

December 31, 2025

Assets
Investments, at fair value (cost $66,062,109)	$66,646,465
Cash	1,128,356
Receivable for unsettled transactions	10,301
Interest receivable	351,236
Prepaid expenses	1,997
Total Assets	68,138,355

Liabilities and Partners' Capital
Payable for investments purchased	70,502
Accounting and administration fees payable	19,638
Professional fees payable	454,501
Total Liabilities	544,641

Commitments and contingencies (see Note 8)

Limited Partners' Capital	67,593,714
Total liabilities and Partners' Capital	$68,138,355

See accompanying notes to consolidated financial statements.

HL Credit Income Private Fund LP

Consolidated Statement of Operations

For the Period August 25, 2025* through December 31, 2025

Investment Income
Interest income	$816,411
Total Income	816,411

Expenses
Professional fees	454,501
Accounting and administration fees	19,638
Total Expenses	474,139
Net Investment Income	342,272

Realized and Unrealized Gain on Investments
Net change in unrealized appreciation/(depreciation) on investments	584,356
Net Realized and Unrealized Gain on Investments	584,356

Net Increase in Limited Partners' Capital Resulting from Operations	$926,628

*Commencement of Operations

See accompanying notes to consolidated financial statements.

HL Credit Income Private Fund LP

Consolidated Statement of Changes in Partners' Capital

For the Period August 25, 2025* through December 31, 2025

Partners' Capital
Changes in Limited Partners' Capital Resulting from Operations
Net investment income	$342,272
Net change in unrealized appreciation/(depreciation) on investments	584,356
Net Change in Limited Partners' Capital Resulting from Operations	926,628

Change in Limited Partners' Capital Resulting from Capital Transactions
Capital contributions	66,667,086
Net Change in Limited Partners' Capital Resulting from Capital Transactions	66,667,086

Total Net Increase in Limited Partners' Capital	67,593,714

Limited Partners' Capital
Beginning of period	-
End of period	$67,593,714

*Commencement of Operations

See accompanying notes to consolidated financial statements.

HL Credit Income Private Fund LP

Consolidated Statement of Cash Flows

For the Period August 25, 2025* through December 31, 2025

Cash Flows From Operating Activities
Net increase in limited partners' capital from operations	$926,628
Adjustments to reconcile net increase in limited partners' capital resulting from operations to net cash used in operating activities:
Purchases of long-term investments	(66,557,403)
Proceeds from repayments of investments	502,948
Net accretion on investments	(7,422)
Net income from paydowns	(232)
Net change in unrealized appreciation/depreciation on investments	(584,356)
(Increase)/Decrease in Assets:
Receivable for unsettled transactions	(10,301)
Interest receivable	(351,236)
Prepaid expenses	(1,997)
Increase/(Decrease) in Liabilities:
Payable for investments purchased	70,502
Accounting and administration fees payable	19,638
Professional fees payable	454,501
Net Cash Used in Operating Activities	(65,538,730)

Cash Flows from Financing Activities
Proceeds from capital contributions	66,667,086
Net Cash Provided by Financing Activities	66,667,086

Net change in Cash	1,128,356
Cash - Beginning of Period	-
Cash - End of Period	$1,128,356

*Commencement of Operations

See accompanying notes to consolidated financial statements.

HL Credit Income Private Fund LP

Consolidated Financial Highlights

For the Period August 25, 2025* through December 31, 2025
Ratios to average limited partners' capital:
Net investment income	3.50%[2,3]

Net expenses[4,5]	4.85%[2]

Total Return[7]	0.97%[6]

Portfolio turnover rate	0.00%[6]

[1]	The ratios and total returns for an individual Partner may vary from these ratios based on the timing of capital transactions and differing fee arrangements.
[2]	Net investment income and net expense have been annualized.
[3]	Recognition of net investment income by the Fund is affected by the timing of the declaration of dividends by the underlying funds in which the Fund invests. Ratios do not include net investment income of the funds in which the Fund invests that have not been distributed.
[4]	Represents the ratio of expenses to average limited partners' capital.
[5]	Expenses do not include expenses from underlying funds in which the Fund is invested.
[6]	Not annualized.
[7]	Total Return reflects the change in partners' capital based on the effects of the performance of the Partnership during the period.

*	Commencement of Operations.

See accompanying notes to consolidated financial statements.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

December 31, 2025

Note 1 – Organization

HL Credit Income Private Fund LP (the “Partnership”) a Delaware limited partnership, commenced operations on August 25, 2025. HL Credit Income Private GP LLC is the general partner (the “General Partner”) of the Partnership. The General Partner is responsible for managing the business and affairs of the Partnership. Hamilton Lane Advisors, L.L.C. (the “Manager” or “Hamilton Lane”), a Pennsylvania limited liability company, serves as the investment advisor of the Partnership. The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended. The Partnership was formed on May 16, 2025, and the General Partner and the limited partners (the “Limited Partners” or “Partners”) subsequently entered into an Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) on October 27, 2025.

The Partnership’s principal purpose is to seek to make investments in portfolio of direct or indirect private credit investments through the investment in the debt of companies in either primary or secondary market, including the Warehoused Investments, other credit investments and opportunistic equity investments and investments in underlying funds which are fundraising at the time of such investment, including without limitation funds-of-funds, in an effort to enhance access to private investments and expand portfolio construction (“Primary Fund Investments”), privately negotiated transactions on the secondary market in identified or partially identified assets primarily through purchases on the secondary market of interest in the private equity or similar funds and direct private equity and credit investments, as well as other investments that the General Partner determines to have similar risk/return profile (“Secondary Investments”) (the securities or instruments in which the Partnership actually invests are referred to herein as “Portfolio Investments,” and the issuers thereof are referred to herein as “Portfolio Companies”) and to engage in such other transactions and activities (including, for the avoidance of doubt, in respect of any Conversion Event) as are permitted hereby or are incidental or ancillary thereto as the General Partner shall deem necessary or advisable. In addition, at such time as any funds of the Partnership are not invested in Portfolio Investments, distributed to the Partners or applied toward the expenses of the Partnership, the Partnership may invest such funds in temporary investments or in cash. In connection with seeking to achieve this purpose, the Partnership will generally invest indirectly through one or more subsidiary, acquisition and/or holding entities in Portfolio Investments and temporary investments. The terms Portfolio Investments, temporary investments and other references and discussions relating to the investment activities of the Partnership shall be deemed to include investments and temporary investments made indirectly through one or more subsidiary, acquisition and/or holding entities and the Partnership’s indirect activities and obligations through any such acquisition and/or holding entities. Capitalized terms used, but not defined herein, shall have the meaning assigned to them in the Partnership Agreement.

(a) Consolidation of Subsidiaries

The Partnership invests all or substantially all of its assets through one or more wholly-owned subsidiaries (each a “Subsidiary” and together, the “Subsidiaries”). Such Subsidiaries are not registered under the Investment Company Act of 1940, as amended. However, the Partnership wholly owns and controls each Subsidiary. In addition, the Partnership has not created or acquired primary control of any entity which primarily engages in investment activities in securities or other assets, other than entities wholly-owned or majority-owned by the Fund. To the extent applicable to the investment activities of a Subsidiary, the Subsidiary will follow the same compliance policies and procedures as the Fund. The Partnership “looks through” the Subsidiaries to determine compliance with its investment policies.

As of December 31, 2025, there are two active Subsidiaries in the Fund:

Subsidiary	Formation Date	Domicile	% of the Fund’s Total Assets
HL CIF Holdings L.P.	May 9, 2025	United States	20.62%
HL CIF Holdings Direct L.P.	August 24, 2025	United States	77.19%

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

Note 2 – Accounting Policies

The following is a summary of the significant accounting policies consistently followed by the Partnership in the preparation of its financial statements. The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(a) Basis of Accounting

The Partnership is an investment company and follows the accounting and reporting guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946, Financial Services – Investment Companies (“ASC 946”). U.S. GAAP for an investment company requires investments to be recorded at their estimated fair value.

(b) Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(c) Cash

Cash represents cash deposits held at financial institutions. Cash is held at major financial institutions and are subject to credit risk to the extent those balances exceed applicable Federal Deposit Insurance Corporation or Securities Investor Protection Corporation limitations.

(d) Concentration of Market, Credit and Industry Risks

The Partnership’s portfolio investments are generally illiquid, non-publicly traded securities and are realized as distributions from portfolio investments are made and when portfolio investments are disposed of. These portfolio investments are subject to various risk factors including market, credit and industry risk. Market risk represents the potential loss in value of financial instruments caused by movements in market variables, such as interest rates. Other risks affecting these portfolio investments include, but are not limited to, increasing competition, rapid changes in technology and changes in economic conditions. Additionally, certain portfolio investments are denominated in foreign currencies that may be negatively affected by movements in the rate of exchange between the U.S. dollar and such foreign currencies. These risk factors could have a material effect on the ultimate realizable value of the Partnership’s portfolio investments.

(e) Fair Value of Financial Instruments

The Partnership values its investments at fair value in accordance with FASB ASC 820, Fair Value Measurement (“ASC 820”). The fair value of the Partnership’s assets which qualify as financial instruments approximates the carrying amounts presented in the Statement of Assets and Liabilities.

Certain Investment Partnerships and Direct Investments are valued based on the latest NAV reported by the third-party Partnership manager or General Partner. This is commonly referred to as using NAV as a practical expedient which allows under ASC 820 for estimation of the fair value of a private investment based on NAV or its equivalent if the NAV of the private Partnership is calculated in a manner consistent with ASC 946.

The Partnership’s direct investments are in private credit and equity-related investments that are generally not publicly traded, and thus, market quotations are not available to be used for valuation purposes. Additionally, if a direct investment’s reporting is not permitted to be used as a NAV as a practical expedient or is unavailable, the Manager is required to value these direct investments at estimated fair values in accordance with ASC 820, consistently applying generally accepted valuation techniques that involve unobservable inputs. These may include references to market multiples, market yields, valuations for comparable companies, public market or private transactions, developments concerning the companies to which the securities relate, results of operations, financial condition, cash flows, and projections of such companies provided to the Manager and such other factors as the Manager may deem relevant. Depending on the circumstances, company multiples will not always be comparable due to the size of the related companies or associated transactions being used as comparable data in valuation.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

The Manager utilizes a valuation committee, consisting of senior members of the management team, to review and approve the valuation results related to the investments. The Manager also utilizes independent valuation firms to provide third-party valuation consulting services for Direct Investments.

For portfolio investments that are publicly traded and for which market quotations are available, valuations are generally based on the closing sales prices, or an average of the closing bid and ask prices, as of the valuation date.

(f) Investment Transactions and Related Income

The Fund's primary source of income is interest income. Interest income, including amortization of premium or discount using the effective interest method and interest on paid-in-kind instruments, is recorded on an accrual basis. The Fund may also receive dividend income, which is recorded on the ex-dividend date or the date the Fund becomes aware of the dividend. The Fund generally recognizes investment income and realized gains/losses sourced from fund of funds based on the characterization of distributions provided by the administrator/investment manager of the portfolio investment on the date notice is received. Such distributions often occur at irregular intervals, and the exact timing of distributions from the investments may not be known until notice is received. It is estimated that distributions will occur over the life of the investments.

Realized gains and losses from the sale of investments will represent the difference between the original cost of the investments, as adjusted for return of capital distributions, amortization and paid in kind interest (net cost), and the net proceeds received at the time of the sale, disposition or distribution date. The Fund records realized gains and losses on investments when securities are sold, distributed to the partners or written-off as worthless. The Fund recognizes the difference between the net cost and the estimated fair value of investments owned as the net change in unrealized appreciation/depreciation on investments in the Consolidated Statement of Operations.

(g) Income Taxes

Partners are required to report their share of the Partnership’s income or loss in their individual income tax returns. Therefore, no provision has been made for federal or state income taxes. Due to the timing of tax information received from Portfolio Companies, tax basis information is not available as of the date of the financial statements. The partners of the Partnership may have an outside basis that differs from the Partnership’s inside basis. The liquidation of a partner’s interest may generate taxable gain or loss that is not reported on the Partnership’s income tax return.

In accounting for income taxes, the Partnership follows the guidance in FASB ASC 740, Accounting for Uncertainty in Income Taxes. FASB ASC 740 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. There were no material uncertain tax positions requiring recognition in the Partnership’s financial statements as of December 31, 2025.

The Partnership could be subject to income tax examinations for its U.S. federal and state income taxes for the current tax year, which is still open under the statute of limitations.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

Note 3 – Portfolio Valuation

ASC 820 defines fair value as the value that the Partnership would receive to sell an investment or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the asset or liability. ASC 820 establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability. Inputs may be observable or unobservable and refer broadly to the assumptions that market participants would use in pricing the asset or liability. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership. Unobservable inputs reflect the Partnership’s own assumptions about the assumptions that market participants would use in valuing the asset or liability developed based on the best information available in the circumstances. Each investment is assigned a level based upon the observation of the inputs which are significant to the overall valuation. The three-tier hierarchy of inputs is summarized below:

Level I: Quoted prices (unadjusted) are available in active markets for identical investments as of the reporting date. The types of investments which would generally be included in Level I include listed equities.

Level II: Pricing inputs are other than quoted prices available in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. The types of investments which would generally be included in Level II include corporate bonds and loans, and less liquid and restricted equity securities.

Level III: Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Those unobservable inputs, that are not corroborated by market data, generally reflect the reporting entity’s own assumptions about the assumptions market participants would use in determining the fair value of the investment. The types of investments which would generally be included in Level III include equity and/or debt securities issued by private entities and investments in private equity partnerships.

The Partnership has established valuation processes and procedures to ensure that the valuation techniques are fair and consistent, and valuation inputs are supportable. The Partnership’s investments in Investment Partnerships are carried at fair value which generally represents the Partnership’s pro-rata interest in the net assets of each Portfolio Partnership as reported by the administrators and/or investment managers of the underlying Investment Partnerships. All valuations utilize financial information supplied by each Investment Partnership and are net of management and incentive fees or allocations payable to the Investment Partnership’s managers or pursuant to the Portfolio Partnership’s agreements.

The fair value relating to certain underlying investments of these Investment Partnerships, for which there is no ready market, has been estimated by the respective Portfolio Partnership’s management and is based upon available information in the absence of readily ascertainable fair values and does not necessarily represent amounts that might ultimately be realized. Due to the inherent uncertainty of valuation, those estimated fair values may differ significantly from the values that would have been used had a ready market for the investments existed. These differences could be material.

The inputs or methodology used for valuing securities are not an indication of the risk associated with investing in those securities. The following is a summary of the inputs used, as of December 31, 2025, in valuing the Partnership’s assets and liabilities carried at fair value:

	Level I*	Level II*	Level III	Total
Assets
Investments
Direct Credit	$-	$-	$52,597,499	$52,597,499
Total Investments	$-	$-	$52,597,499	$52,597,499

*The Partnership did not hold any Level I or II securities as of December 31, 2025.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

Certain portfolio investments fair valued using net asset value (or its equivalent) as a practical expedient are not included in the fair value hierarchy. As such, investments in securities with a fair value of $14,048,966 are excluded from the fair value hierarchy as of December 31, 2025.

The following is a reconciliation of assets in which significant unobservable inputs (Level III) were used in determining value:

Direct Credit
Balance as of August 25, 2025	$-
Transfers into Level III	-
Purchases of investments	53,220,101
Proceeds from repayments of investments	(502,948)
Net accretion on investments	7,422
Net income from paydowns	232
Net change in unrealized (appreciation) depreciation on investments	(127,307)
Transfers out of Level III	-
Balance as of December 31, 2025	$52,597,499
Change in unrealized gains or losses for the period included in earnings (or changes in partners’ capital) for Level III assets held at the end of the reporting period	$(127,307)

The following table presents additional quantitative information about valuation methodologies and inputs used for investments that are measured at fair value and categorized within Level III as of December 31, 2025:

Asset Class	Fair Value at 12/31/2025	Valuation Technique(s)	Unobservable Input(l)	Range of Input	Weighted Average of Input(2)	Impact to Valuation from an Increase in Input(3)
Direct Credit	$42,671,416	Recent Transaction Income	Recent transaction price	N/A(4)	N/A(4)	N/A(4)
	9,926,083	Approach	Market Yield	8.60% - 8.91%	8.75%	Decrease

(1)	The Manager considers relevant indications of value that are reasonably and timely available to it in determining the fair value to be assigned to a particular security, such as the type, cost and recent purchases or sales of the security; contractual or legal restrictions on resale of the security; relevant financial or business developments of the issuer; actively traded related securities; conversion or exchange rights on the security; related corporate actions; significant events occurring after the close of trading in the security; and changes in overall market conditions. Fair value pricing involves subjective judgments and it is possible that the fair value determined for a security may be materially different than the value that could be realized upon the sale of that security.
(2)	Weighted average by the relative fair value of the investments in that asset class.
(3)	This column represents the directional change in the fair value of the Level III investments that would result from an increase to the corresponding unobservable input.
(4)	Inputs shown do not represent a range, but rather distinct inputs. Since there is no range, a weighted average calculation does not apply.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

Note 5 – Certain Risk Factors and Conflicts of Interest

Investors considering an investment in the Partnership should be aware of potential risks. Prospective investors must rely upon their own examination of, and ability to understand, the nature of this investment, including the risks involved, in making a decision to invest in the Partnership. There can be no assurance that the Partnership will be able to achieve its investment objective or that investors will receive a return of their capital. In addition, there will be occasions when the Manager, the General Partner or their affiliates may encounter potential conflicts of interest. By acquiring an interest in the Partnership, each Limited Partner will be deemed to have acknowledged the existence of any such actual and potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

The Partnership will invest in highly illiquid, long-term investments. The Partnership does not expect to be able to transfer its investments in, or to withdraw from, the Investment Funds or Direct Investments. In addition, the investments of the Investment Funds and Direct Investments generally will be investments for which no liquid market exists or will be subject to legal or other restrictions on transfer, and the Partnership may be required to hold such investments until maturity or otherwise be restricted from disposing of such investments. Investment Funds or sponsors of Direct Investments in which the Partnership invests may face reduced opportunities to exit and realize value from their investments in the event of a general market downturn or a specific market dislocation. As a consequence, an Underlying Fund or the Partnership may not be able to sell its investments when it desires to do so or to realize what it perceives to be their fair value in the event of a sale. Furthermore, under certain circumstances, distributions may be made by the Partnership to Limited Partners in kind and could consist of securities for which there is no readily available market.

In some cases, the Partnership may dispose of its investments in one or more Investment Funds and Direct Investments in secondary transactions with third parties. Approval of the sponsors of Investment Funds and Direct Investments will generally be required to effect any such secondary sale and there can be no assurances that such approval will be given. Furthermore, due to the illiquid market for secondary transactions, there can be no assurance that any secondary sale will be successfully completed in the time the General Partner determines most appropriate for the Partnership or that the price paid by a third party purchaser will reflect Hamilton Lane’s or the underlying Fund Sponsor’s valuation for such investment. Depending on the circumstances of the Underlying Fund, the price received by the Partnership may represent a substantial discount relative to the valuation at which such investment is held or the amount of capital contributed to such investment. The Partnership may be required to agree to retain certain liabilities relating to the Underlying Fund or Direct Investment even after it is sold.

Note 6 - Additional Risk Factors

Certain local, regional or global events such as war, acts of terrorism, the spread of infectious illnesses and/or other public health issues, financial institution instability or other events may have a significant impact on a security or instrument. These types of events and others like them are collectively referred to as “Market Disruptions and Geopolitical Risks” and they may have adverse impacts on the worldwide economy, as well as the economies of individual countries, the financial health of individual companies and the market in general in significant and unforeseen ways. Some of the impacts noted in recent times include but are not limited to embargos, political actions, supply chain disruptions, bank failures, restrictions to investment and/or monetary movement including the forced selling of securities or the inability to participate impacted markets. The duration of these events could adversely affect the Partnership’s performance, the performance of the securities in which the Partnership invests and may lead to losses on your investment. The ultimate impact of “Market Disruptions and Geopolitical Risks” on the financial performance of the Partnership’s investments is not reasonably estimable at this time. Management is actively monitoring these events.

The failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which the Partnership and/or the Portfolio Partnerships have a commercial relationship could adversely affect, among other things, the Partnership and/or the Portfolio Partnership’s ability to pursue key strategic initiatives, including by affecting the Partnership’s or a Portfolio Partnership’s ability to borrow from financial institutions on favorable terms.

HL Credit Income Private Fund LP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS - Continued

December 31, 2025

Economic problems in a single country are increasingly affecting other markets and economies, and a continuation of this trend could adversely affect global economic conditions and world markets. Uncertainty and volatility in the financial markets and political systems of the U.S. or any other country, including volatility as a result of the ongoing conflicts between Russia and Ukraine and Israel and Hamas and the rapidly evolving measures in response, may have adverse spill-over effects into the global financial markets generally. The Partnership’s investments could be negatively impacted by the current hostilities in Eastern Europe and the Middle East, including direct and indirect effects on their operations and financial condition.

Inflation could directly adversely affect certain investments made by the Partnership. If an investment is unable to increase its revenue in times of higher inflation, its profitability and ability to distribute dividends may be adversely affected. Many of the entities in which the Partnership invests may have long-term rights to income linked to some extent to inflation, whether by government regulations, contractual arrangement or other factors. Typically, as inflation rises, the entity will earn more revenue, but will incur higher expenses; as inflation declines, the entity may not be able to reduce expenses in line with any resulting reduction in revenue.

Note 7 – Commitments

As of December 31, 2025, the Partnership has $11,662,697 in unfunded commitments to Partnership Investments. The commitments to Partnership Investments are subject to certain terms and conditions prior to closing of the relevant transactions. There can be no assurance that such transactions will close as expected or at all.

As of December 31, 2025, the Fund had the following unfunded commitments to investments in loans:

Investments in loans	Unfunded Commitment
Apex Service Partners, LLC. Delayed Draw	$5,000,000
Envision Management Holding, Inc. Delayed Draw	190,483
Franklin Energy Revolver	330,789
Harris & Co., LLC. Delayed Draw	1,555,244
Harris & Co., LLC. Revolver	267,415
Innovative Systems, LLC. Delayed Draw	1,363,636
Innovative Systems, LLC. Revolver	454,545
LEHR Upfitters, LLC. Delayed Draw	483,333
LEHR Upfitters, LLC. Revolver	441,667
Lindstrom, LLC. Revolver	407,395
Med Learning Group, LLC. Delayed Draw	520,833
Medrinac, LLC. Delayed Draw	2,425,263
NS and Associates, LLC. Revolver	412,088
PestCo, LLC. Delayed Draw	620,805
PestCo, LLC. Revolver	335,570

Note 8 – Indemnifications

In the normal course of business, the Partnership enters into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as any such exposure would result from future claims that may be, but have not yet been, made against the Partnership based on events which have not yet occurred. However, based on the Manager’s experience, the Partnership believes the risk of loss from these arrangements to be remote.

Note 9 – Subsequent Events

The Partnership has adopted financial reporting rules regarding subsequent events which require an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. Management has evaluated the Partnership’s related events and transactions that occurred through the date of issuance of the Partnership’s consolidated financial statements.

There were no events or transactions that occurred during this period that materially impacted the amounts or disclosures in the Partnership’s consolidated financial statements.